Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 26, 2012	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the fourth quarter and year ended December 31, 2011.

The Company’s revenues were $61,619,000 compared with $57,941,000 for the fourth quarter of 2010.  As a result of better weather compared to 2010, gaming revenue increased 4.0% compared to the fourth quarter of last year from higher slot win and table game revenue for the quarter.

Gaming profits were higher compared to the fourth quarter of last year as a result of the revenue increases and from various cost cutting programs implemented during the year.

Other operating revenues improved to $6,600,000 from $5,026,000 due to increased rooms and food and beverage business attributable to the timing of Dover Motorsports’ fall NASCAR race weekend held in October this year vs. September last year and from increased convention business.  Occupancy levels in the Dover Downs Hotel were approximately 87% for the fourth quarter of 2011 compared with approximately 83% for the fourth quarter of 2010.

Net earnings were $2,120,000, or $.07 per diluted share, compared with $501,000, or $.02 per diluted share for the fourth quarter of 2010.

Net earnings for the year declined 20% to $5,359,000, or $.17 per diluted share compared with $6,743,000 or $.21 per diluted share for 2010.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated: “Compared to last year, casinos in our region benefited from mild weather in the fourth quarter this year, especially in December.  Additionally, our non-gaming activity was strong in the fourth quarter, in large part due to the October NASCAR race.  Our year end results emphasize that increasing competitive challenges and high taxes will require us to continue to find efficiencies — a formidable task considering that we are in a customer centric business that necessitates continued investment in our facility and in our promotions and marketing initiatives.”

The Company announced yesterday that its Board of Directors declared a quarterly dividend of $.03 per share payable on March 10, 2012 to shareholders of record at the close of business on February 10, 2012.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 35,000 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Gaming (1)	$55,019	$52,915	$217,415	$217,267
Other operating (2)	6,600	5,026	22,527	20,882
	61,619	57,941	239,942	238,149
Expenses:
Gaming	48,468	47,796	193,392	188,293
Other operating	4,785	3,838	16,510	16,127
General and administrative	1,434	1,577	6,288	6,922
Depreciation	2,797	3,110	11,665	12,059
	57,484	56,321	227,855	223,401

Operating earnings	4,135	1,620	12,087	14,748

Loss on extinguishment of debt	—	—	45	—
Interest expense	625	835	2,872	3,254

Earnings before income taxes	3,510	785	9,170	11,494

Income taxes	1,390	284	3,811	4,751

Net earnings	$2,120	$501	$5,359	$6,743

Net earnings per common share:
- Basic	$0.07	$0.02	$0.17	$0.21
- Diluted	$0.07	$0.02	$0.17	$0.21

Weighted average shares outstanding:
- Basic	31,646	31,558	31,645	31,555
- Diluted	31,646	31,558	31,645	31,555

(1)

Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)	Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31,	December 31,
	2011	2010
ASSETS

Current assets:
Cash	$18,634	$18,819
Accounts receivable	3,982	3,098
Due from State of Delaware	9,440	9,829
Inventories	1,860	1,989
Prepaid expenses and other	3,659	2,551
Receivable from Dover Motorsports, Inc.	—	18
Income taxes receivable	—	617
Deferred income taxes	1,317	1,349
Total current assets	38,892	38,270

Property and equipment, net	176,415	186,227
Other assets	877	789
Total assets	$216,184	$225,286

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,035	$3,742
Purses due horsemen	9,004	9,829
Accrued liabilities	11,912	12,286
Payable to Dover Motorsports, Inc.	11	—
Income taxes payable	444	—
Deferred revenue	254	307
Total current liabilities	25,660	26,164

Revolving line of credit	69,000	78,600
Liability for pension benefits	5,570	4,949
Other liabilities	147	598
Deferred income taxes	3,301	4,224
Total liabilities	103,678	114,535

Stockholders’ equity:
Common stock	1,576	1,564
Class A common stock	1,660	1,660
Additional paid-in capital	3,464	2,721
Retained earnings	108,090	106,432
Accumulated other comprehensive loss	(2,284)	(1,626)
Total stockholders’ equity	112,506	110,751
Total liabilities and stockholders’ equity	$216,184	$225,286

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended
	December 31,
	2011	2010

Operating activities:
Net earnings	$5,359	$6,743
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	11,665	12,059
Amortization of credit facility origination fees	90	72
Stock-based compensation	905	1,192
Deferred income taxes	(389)	(85)
Loss on extinguishment of debt	45	—
Changes in assets and liabilities:
Accounts receivable	(884)	(462)
Due from State of Delaware	389	1,240
Inventories	129	(168)
Prepaid expenses and other	(995)	(392)
Accounts payable	604	664
Purses due horsemen	(825)	(390)
Accrued liabilities	(374)	3,498
Payable to/receivable from Dover Motorsports, Inc.	29	(13)
Income taxes payable/receivable	869	(187)
Deferred revenue	(53)	1
Other liabilities	(913)	(278)
Net cash provided by operating activities	15,651	23,494

Investing activities:
Capital expenditures	(1,853)	(5,576)
Proceeds from sale of available-for-sale securities	214	65
Purchase of available-for-sale securities	(291)	(67)
Net cash used in investing activities	(1,930)	(5,578)

Financing activities:
Borrowings from revolving line of credit	180,683	116,300
Repayments of revolving line of credit	(190,283)	(132,825)
Dividends paid	(3,888)	(3,870)
Repurchase of common stock	(150)	(117)
Credit facility fees	(268)	—
Net cash used in financing activities	(13,906)	(20,512)

Net decrease in cash	(185)	(2,596)
Cash, beginning of period	18,819	21,415
Cash, end of period	$18,634	$18,819